Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ORIX Corporation:

We consent to the use of our report dated May 16, 2006, with respect to the consolidated balance sheets of ORIX Corporation and its subsidiaries as of March 31, 2005 and 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2006, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AZSA & Co.

Tokyo, Japan

November 9, 2006